Pain Therapeutics, Inc.

March 20, 2019

Via Email and Registered Mail

James E. Brown, DVM

President & CEO

Durect Corporation

10260 Bubb Road

Cupertino, CA  95014-4166

Dear Jim,

As you know, Pain Therapeutics, Inc. (“PTI”) is exclusive licensee of certain rights granted by Durect Corporation and its wholly-owned subsidiary, Southern BioSystems Inc., (together, “Durect”), as set forth in a DEVELOPMENT AND LICENSE AGREEMENT dated December 19, 2002 (the “DLA”) and amended from time-to-time.

This letter is to inform that PTI hereby provides written notice of termination of the DLA in its entirely, without cause. Pursuant to Section 15.2 of the DLA, such termination of the DLA shall be effective automatically without further action by either party ninety (90) days from today, or June 18, 2019.  Of course, you may terminate the DLA sooner than June 18, 2019 by providing us with the appropriate written notice.  For clarity, we are not aware of any disputes, claims or controversies regarding the DLA.

Within thirty (30) days, we will endeavor to send you a copy of Confidential Information, as that term is defined in Section 13.1 of the DLA.  We intend to keep one copy of any such Confidential Information for record-keeping purposes.

On a personal note, I look back with pride at our collective ability to conceive, build and test a highly abuse-deterrent oxycodone drug product from scratch, and for doing so at a time when pundits told us it couldn’t be done.  As a direct result of our collective efforts, we successfully moved the entire opioid industry towards safer drug formulations. This alone has saved more lives than we’ll ever know.    For this reason, I feel the journey was worth the effort, even if the destination isn’t quite what we expected.  In closing, I salute all your scientists, thinkers and professionals who participated in our remarkable journey together.  I wish you the best as you move Durect in novel scientific directions.

Sincerely,

/s/ Remi Barbier

Remi Barbier

Chairman, President & CEO

Pain Therapeutics, Inc.

Cc: Michael H. Arenberg, J.D, Chief Financial Officer, Durect Corporation